Exhibit 5.1

[Letterhead of]

C R A V A T H ,  S W A I N E  &  M O O R E  L L P

[New York Office]

August 17, 2016

Pinnacle Foods Inc.

$350,000,000 5.875% Senior Notes due 2024

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Pinnacle Foods Finance LLC, a Delaware limited liability company (“Pinnacle Finance”), Pinnacle Foods Finance Corp., a Delaware corporation (“Pinnacle Finance Corp.” and, together with Pinnacle Finance, the “Issuers”) and each of the entities listed on Annex A hereto (each, a “Guarantor”), in connection with the filing by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $350,000,000 aggregate principal amount of new 5.875% Senior Notes due 2024 (the “2024 Exchange Notes”) for a like aggregate principal amount of outstanding 5.875% Senior Notes due 2024, which have certain transfer restrictions (the “2024 Original Notes”). The Exchange Notes are to be issued pursuant to the indenture dated as of January 15, 2016 (as supplemented by the Supplemental Indenture referred to below, the “Indenture”), among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of January 15, 2016 (the “Supplemental Indenture”), among the Issuers, the guaranteeing subsidiaries party thereto and the Trustee. The Exchange Notes are to be guaranteed (the “Guarantees”) by the guarantors listed on Annex A hereto (the “Guarantors”) on the terms and subject to the conditions set forth in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation or Certificate of Formation, as applicable, and the By-laws or operating agreements, as applicable and as amended, of each of the Issuers; (b) the Certificate of Incorporation or Certificate of Formation, as applicable and as amended, and the By-laws or operating agreements, as applicable and as amended, of each Guarantor that is a New York or Delaware corporation or limited liability company (collectively, the “Covered Guarantors”); (c) the unanimous written consents adopted by the Board of Directors or Board of Managers, as applicable, of each of the Issuers on January 11, 2016; and (d) the written consents adopted by the board of directors, members or other similar governing body, as applicable, of each Covered Guarantor on January 11, 2016 or January 15, 2016, as applicable.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Trustee and the Guarantors (other than the Covered Guarantors) and that the form of the Exchange Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Exchange Notes have been duly authorized by the Issuers and, when executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, will constitute legal, valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Issuers and each Covered Guarantor and, assuming that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by each Guarantor (other than the Covered Guarantors) and the Trustee, when the Exchange Notes are executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, each Guarantee will constitute the legal, valid and binding obligation of the applicable Guarantor enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of the State of Washington.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Pinnacle Foods Inc.

    399 Jefferson Road

        Parsippany, New Jersey 07054

ANNEX A

Guarantors

Entity Name	Jurisdiction of Organization

Pinnacle Foods Inc.	Delaware

Pinnacle Foods Group LLC	Delaware

Pinnacle Foods International Corp.	Delaware

Birds Eye Foods, Inc.	Delaware

Avian Holdings LLC	Delaware

Birds Eye Foods LLC	Delaware

Kennedy Endeavors, Incorporated	Washington

Seasonal Employers, Inc.	New York

GLK Holdings, Inc.	Delaware

GLK, LLC	New York

Rochester Holdco LLC	Delaware

Pinnacle Foods Fort Madison LLC	Delaware

Boulder Brands, Inc.	Delaware

Boulder Brands USA, Inc.	Delaware